EXHIBIT 10.24

                        CONSULTING AGREEMENT AND RELEASE


EFFECTIVE DATE:  January 1, 1997

PARTIES:

         Eagle Pacific Industries, Inc.                                 ("EPII")
         2430 Metropolitan Centre
         333 South 7th Street
         Minneapolis, Minnesota  55402

         Eagle Plastics, Inc.                                          ("Eagle")
         146 North Maple
         Hastings, Nebraska  68901

         Larry D. Schnase                                            ("Schnase")
         426 South Shore Drive
         Hastings, Nebraska  68901

RECITALS:

         A. Prior to the Effective Date hereof, Schnase was employed by EPII and its subsidiaries as an officer. The terms and conditions of Schnase's employment was set forth in that certain Restated Employment Agreement by and between Schnase and Eagle effective as of January 1, 1995 (the "Employment Agreement"). Schnase and Eagle are also all of the parties to that certain Deferred Compensation Agreement effective as of December 17, 1993 (the "Deferred Compensation Agreement").

         B. Schnase is a member of the Boards of Directors of EPII and its subsidiaries and is not resigning those positions.

         C. Schnase desires to terminate his employment with EPII and EPII desires to keep Schnase available to provide consulting services to EPII and its subsidiaries as specified herein.

AGREEMENT:

         The parties, each intending to be legally bound, agree as follows:

         1. Resignation as Employee. Schnase hereby resigns as an officer and employee of EPII and each of its subsidiaries, including without limitation Eagle. The parties hereto agree that the Employment Agreement is terminated and that all obligations of the parties under the Employment Agreement are void. Notwithstanding such termination of employment, the stock option agreements by and between EPII and Schnase and between Eagle and Schnase (the "Stock Option Agreements") and the Deferred Compensation Agreement are hereby amended to provide that so long as Schnase remains a consultant to EPII under the terms of this Agreement or any successor to this Agreement, he shall be deemed for the purposes of these Stock Option Agreements and the Deferred Compensation Agreement to have been an employee of EPII and Eagle. The Deferred Compensation Agreement is further amended to provide that the amount of seventy-five thousand dollars ($75,000) referred to in Article 1 thereof shall be increased at the rate of 7% per annum from the date hereof to the date that the first payment is made pursuant to Article 1 of the Deferred Compensation Agreement.

         2. Release. For the purposes of this Section 2, EPII shall mean EPII, its subsidiaries, successors and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former directors, officers, employees, shareholders and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of EPII or its subsidiaries in their official and individual capacities.

                  a. Notification of Rights Pursuant to the Federal Age Discrimination in Employment Act, (29 U.S.C. (beta) 621 et seq.) Schnase is hereby notified of his right to rescind the release of claims with regard to his rights under the federal Age Discrimination in Employment Act, 29 U.S.C. (beta) 621, et seq. ("ADEA"), within seven (7) days after the signing of this Consulting Agreement and Release. In order to be effective, the rescission must be in writing and delivered to William H. Spell at EPII at the address set forth above, by hand or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to William H. Spell, as set forth above, and sent by certified mail, return receipt requested. It is further understood that if Schnase rescinds the release of claims, in accordance with this Section 2.a. that this entire Consulting and Release Agreement is null and void. Schnase agrees to repay any payments or benefits he received under this Agreement prior to his rescission.

                  b. Acknowledgement of Reading and Understanding Consultation With Counsel: Period to Consider Agreement. Schnase, by his signature to this Agreement, acknowledges and agrees that he has carefully read and understood all provisions of this Agreement, and that he has entered into this Agreement knowingly and voluntarily. Schnase further acknowledges that EPII has advised him to consult with counsel prior to signing this Agreement, and Schnase acknowledges that he has consulted with or had the opportunity to consult with legal counsel.

                  c. Time to Consider. Schnase shall have at least twenty-one
                  (21) days to consider whether the terms of this Consulting Agreement and Release are acceptable to him after he has received a copy of this Consulting Agreement and Release, and before he must sign this Consulting Agreement and Release.

                  d. Denial of Liability. EPII specifically denies any liability to Schnase for any and all claims which could be or have been asserted by Schnase against EPII and neither this Consulting Agreement and Release, nor anything contained herein, shall be construed as an admission by EPII of any liability of unlawful conduct whatsoever.

                  e. Release. Schnase, for himself and his heirs, legal representatives, estates and successors in interest, hereby releases and forever discharges EPII of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys fees, judgments, costs, disbursements, severance benefits, deferred compensation and demands whatsoever, in law or entity, he ever had, now has, or shall have as of the date of this Consulting Agreement and Release, including, but not limited to, any alleged violation of any federal, state or local law, regulation or ordinance prohibiting discrimination or other unlawful activity on the basis of race, color, creed, marital status, sex, age, religion, national origin, handicap, sexual harassment, disability or any other basis, or any alleged obligation created by statute (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act) or by common law contract or tort theory, that he ever had, now has or shall have as of the date of this Consulting Agreement and Release; provided, however, this release shall not include any and all obligations which EPII has to Schnase under the Deferred Compensation Agreement and the Stock Option Agreements.

                  f. Claims by Others. Schnase agrees to release and discharge EPII not only from any and all claims which he could make on his own behalf, but also those which may or could be brought by any other person or organization in her behalf, and he specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against EPII arise, in whole or in part, from any event which occurred as of the date of this Consulting Agreement and Release.

                  g. No Charges, Complaints or Actions. Schnase affirms that he has not caused or permitted to be filed any charge, complaint or action against EPII. In the event that there is outstanding any such charge, complaint, or action, Schnase agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint, or action is not withdrawn, Schnase agrees not to voluntarily testify, provide documents, or otherwise participate, or to permit others to voluntarily participate on his behalf, in any investigation or litigation arising therefrom or associated therewith and to execute such other papers or documents as EPII's counsel determines may be necessary to have said charge, complaint or action dismissed with prejudice.

                  h. Confidentiality. Schnase promises and agrees not to disclose, either directly or indirectly, in any manner whatsoever, any information of any kind regarding either (a) the substance or the existence of any belief he or any other person may have that EPII engaged in any unlawful or tortious conduct towards him, or breached any contract, or (b) the terms of this Consulting Agreement and Release, to any person or organization, including, but not limited to, representatives of local, state or federal agencies, members of the press and media, present and former officers, employees and agents of EPII, and other members of the public. In the event of a breach by Schnase of the terms of this Section 2.h., EPII may commence an action at law for damages to pursue its available legal or equitable remedies. In the event that EPII takes steps to seek relief from an alleged breach of this
                  Section 2.h. all of the remaining provisions of this Consulting Agreement and Release shall remain in full force and effect. Notwithstanding anything in this Consulting Agreement and Release to the contrary, nothing in this Consulting Agreement and Release shall prohibit Schnase from
                  (i) discussing the consideration being provided him pursuant thereto with his attorneys or tax advisors, (ii) discussing the underlying dispute or the terms of this Consulting Agreement and Release with his attorneys, his immediate family members or his medical doctors, (iii) advising a governmental taxing authority of the said consideration or of the existence of this Consulting Agreement and Release, in response to a question or questions posed by such taxing authority, (iv) testifying pursuant to a court order or a subpoena issued by a governmental agency, Court of law or their duly authorized agent, which appears valid on its face, (v) revealing the terms of this Consulting Agreement and Release as required by and in accordance with any law, regulation or ordinance, or Court order or proceeding, (vi) revealing the terms of this Consulting Agreement and Release in order to enforce its terms, or (vii) stating "the matter has been resolved and the terms of the resolution are confidential" in response to an inquiry.

         3. Term. This Agreement shall commence as of the effective date set forth above and shall remain in force until December 31, 1998, unless sooner terminated pursuant to the provisions of
                  Section 11 below.

         4. Schnase's Duties. Schnase agrees to perform the following duties at his own expense:

                  a. Consulting Services. Schnase shall consult with and advise EPII and its subsidiaries as to the operations of the business of EPII and its subsidiaries from time to time as requested by EPII.

                  b. Company Policies. Schnase shall abide by all policies of EPII as such policies may be amended from time to time by EPII.

                  c. Use of EPII's Name. Schnase shall not use the name of EPII or any of its subsidiaries or any other similar name or any trademark, tradename or service mark of EPII or its subsidiaries which may in any way result in confusion or lead a third party to believe that EPII and Schnase are not separate and distinct entities.

                  d. Noncompetition. During the term of this Agreement and for five (5) years thereafter, Schnase shall refrain from directly or indirectly developing, selling, promoting or brokering any items which are in competition with the products of EPII and its subsidiaries. Without limiting the generality of the foregoing sentence, this provision shall be deemed to be breached if Schnase acts as an employee, agent or consultant of, independent contractor, distributor or broker for, or shareholder, director, officer or owner of any capital interest in, any person or entity developing, manufacturing or selling such competitive items.

                  e. Laws and Regulations. Schnase shall conform to all applicable laws and regulations and to the highest business ethics in performing his obligations in accordance with the terms of this Agreement.

         5.       Schnase's Compensation.

                  a. Monthly Compensation. During the term of this Agreement, EPII shall pay Schnase at the rate of ten thousand dollars ($10,000) per month during 1997 and at the rate of eight thousand three hundred thirty three dollars ($8,333) per month during 1998. Such payments shall be made monthly in arrears during the term of this Agreement.

                  b. EBITDA Bonus. During the term of this Agreement, Consultant is eligible to earn a maximum EBITDA bonus of thirty thousand dollars ($30,000) for 1997 and a maximum EBITDA bonus of thirty thousand dollars ($30,000) for 1998. For 1997, Schnase will earn a ten thousand dollar ($10,000) EBITDA bonus if the earnings before interest, taxes, depreciation and amortization for EPII ("EBITDA") are at least $6,500,000; an additional ten thousand dollars ($10,000) if the EBITDA for 1997 is at least $6,825,000 and the full thirty thousand dollar ($30,000) EBITDA bonus for 1997 if the EBITDA for 1997 is at least $7,150,000. The EBITDA levels for Schnase to earn his EBITDA bonus for 1998 will be based on the same levels as the officers of EPII who are eligible to receive EBITDA bonuses.

                  c. Expense Reimbursement. EPII will reimburse Schnase for any reasonable and customary business expenses incurred by Schnase in connection with the performance of his duties hereunder at the request of EPII.

                  d. Directors' Fees and Options. During the term of this Agreement, Schnase waives his rights to any fees or stock options to which he might be entitled as a result of his being a nonemployee director of EPII.

                  e. Life Insurance. Eagle will continue to pay the premiums on Northwestern Mutual Life Policy #10154964 and Northwestern Mutual Life Policy #10089934 on the life of Schnase (the "Policies") through April 2, 1997. On April 2, 1997, Eagle will assign and transfer its entire interest in the Policies to Schnase solely as additional consideration for the services rendered by Schnase hereunder.

                  f. Office Facilities. During the term of this Agreement, EPII will provide Schnase with an office.

                  g. Health and Dental Insurance. During the term of this Agreement, EPII will provide health and dental insurance coverage to Schnase comparable to the health and dental insurance coverage provided to the executive officers of EPII.

         6.       Nondisclosure of Confidential Information.

                  a. Definition. For purposes of this Agreement "Confidential Information" means any information or compilation of information, not generally known, which is proprietary to EPII and relates to EPII's existing or reasonably foreseeable business which is not readily disclosed by inspection of EPII's products, including, but not limited to, trade secrets, inventions and information contained in or relating to EPII's product designs, tolerances, manufacturing methods, processes, techniques, treatment or chemical composition of material, plant layout, tooling, marketing plans or proposals, and customer information. All information which EPII identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information. Confidential Information shall also include any confidential information of a parent, subsidiary or sister corporation of EPII and any information disclosed by a third party under contract with EPII which contract requires such disclosed information be kept confidential. Confidential Information shall not include information that is in or enters the public domain other than through a breach of confidentiality owed to EPII.

                  b. Nondisclosure. During the term of this Agreement and at all times thereafter, Schnase shall hold in strictest of confidence and will never disclose, furnish, transfer, communicate, make assessable to any person or use in any way Confidential Information for Schnase's own or another's benefit or permit the same to be used in competition with EPII, nor will Schnase accept any employment which would, by the nature of the position, inherently involve the use or disclosure by Schnase of Confidential Information. The term "any person" as used above includes any individual who does not have written authorization from EPII to have access to Confidential Information, including EPII employees and other EPII consultants. Schnase will refrain from such acts and omissions which would reduce the value of the Confidential Information to EPII.

         7. Documents and Tangible Property. All tangible evidence of Confidential Information, including, without limitation, working models, records, drawings, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof shall be and remain the exclusive property of EPII, and Schnase agrees to return all such tangible evidence of Confidential Information to EPII upon termination of this Agreement or at such earlier time as EPII may request.

         8. Independent Contractor. Schnase acknowledges that he is an independent contractor and is not and shall not be deemed to be an employee, joint venturer, partner, franchisee or legal representative of EPII for any purpose whatsoever. Accordingly, Schnase shall be exclusively responsible for the manner in which he performs, and for the profitability or lack thereof of, his activities under this Agreement. Schnase does not have, and shall not represent himself as having, any right or authority to obligate or bind EPII in any manner whatsoever.

         9. Schnase's Name. Schnase consents to the use of Schnase's name in appropriate EPII materials such as, but not limited to, annual reports, proxy statements and filings with government agencies.

         10. No Conflicts. Schnase represents and warrants to EPII that neither the entering into this Agreement nor the performance of any of the Schnase's obligations hereunder will conflict with or constitute a breach under any obligation of Schnase under any agreement or contract to which Schnase is bound. Without limiting the foregoing, Schnase agrees that at no time will Schnase utilize any trade secrets of any third party.

         11. Termination. This Agreement may be terminated prior to the end of its term pursuant to any of the following provisions:

                  a. Mutual Agreement. By mutual agreement.

                  b. Default. By either party, effective immediately upon delivery of written notice to the other party, if the other party breaches any of its obligations under this Agreement; provided that if such breach is curable, such notice shall not be effective until the breaching party fails to correct such breach or default within a period of thirty (30) days after delivery of such written notice. If such breach is not curable, the Agreement shall terminate immediately upon delivery of such notice of breach.

                  c. Adverse Activity. By EPII effective immediately upon delivery of written notice (i) upon gross misconduct or insubordination on the part of Schnase, (ii) if Schnase is convicted of or enters a plea of guilty or nolo contendere to any felony or misdemeanor or the entry of final judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statute violation, (iii) upon the sexual harassment of any employees of EPII or any of its subsidiaries, (iv) if Schnase takes any action which impairs the goodwill associated with EPII's trademark, trade name or service mark, or (v) if Schnase makes any unauthorized use or disclosure of any Confidential Information.

         12. Obligations Upon Termination. Following termination of this Agreement for any reason, the following provisions shall apply:

                  a. Payment of Compensation. EPII's sole obligation to Schnase upon expiration or proper termination of this Agreement shall be to pay compensation determined in accordance with the provisions of Section 5 hereof for services rendered prior to the expiration or termination of this Agreement and pursuant to the Deferred Compensation Agreement. Schnase hereby acknowledges that he has no right to and waives any such implied rights to any reimbursement for lost profits or income or any other loss, cost or expense resulting from expiration or termination of this Agreement in accordance with its terms.

                  b. Continuing Obligations. The provisions of Sections 1, 2, 4.c. and d., 6, 7 and 9 herein shall survive the termination of this Agreement and shall continue in full force and effect.

         13.      General Provisions.

                  a. Severability and Interpretation. In the event that a provision of this Agreement is held invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

                  b. Notices. Any notice required or permitted to be given under this Agreement shall be deemed effective when received if delivered by hand, telecopy, telex or telegram or three (3) days after depositing if placed in the U.S. mail for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth on the first page of this Agreement. Such addresses may be changed by giving written notice to the other party of such different address pursuant to the provisions of this section.

                  c. Nonassignment. Schnase shall not assign, transfer or sell all or any part of his rights or obligations hereunder without the prior written consent of EPII. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of EPII and Eagle and of any permitted successors and assigns of Schnase as provided above.

                  d. Controlling Law and Arbitration. This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota without regard to the conflicts of laws and rules thereof. All disputes, controversies or differences arising out of or in connection with this Agreement or the making thereof, including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be finally settled by binding arbitration pursuant to the Rules of Commercial Arbitration of the American Arbitration Association then in effect, except as specified herein and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be held in Minneapolis, Minnesota. The arbitration shall be conducted by a single arbitrator selected by the parties. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business litigation for at least 10 years. In the event that the parties are unable to agree on an arbitrator, the arbitrator shall be selected by the American Arbitration Association. The hearings shall be conducted on an expedited schedule. They shall commence no later than 20 days after initiation of proceedings and shall be completed within 20 days, and the arbitrator shall make the award within 20 days of the close of the hearings. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Minnesota could order or grant, including, without limitation, equitable remedies, specific performance of any obligation created under this Agreement, the awarding of punitive damages, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process.

                  e. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof, except for the Stock Option Agreements and Deferred Compensation Agreement referred to herein.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date indicated but effective as of January 1, 1997.



January ___, 1997                           ___________________________________
                                                     Larry D. Schnase

STATE OF NEBRASKA      )
                       ) ss:
COUNTY OF              )


         I           , a Notary Public, do hereby certify that Larry D. Schnase, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

         Given under my hand and official seal this _____ day of January, 1997.



                                              NOTARY PUBLIC
My Commission Expires:


Date





January ___, 1997                    Eagle Pacific Industries, Inc.


                                         ___________________________________
                                               William H. Spell, CEO


STATE OF MINNESOTA         )
                           )ss:
COUNTY OF HENNEPIN         )


         Before me, a notary public for and within the county of Hennepin, State of Minnesota, this day of January 1997 personally appeared William H. Spell, to me known, and, who after being first duly sworn deposed and stated that he is the Chief Executive Officer of Eagle Pacific Industries, Inc., and that he is duly authorized by Eagle Pacific Industries, Inc., to execute and acknowledge the foregoing Consulting Agreement and Release and that said William H. Spell did acknowledge to me that he executed the same as his own free act and deed on behalf of Eagle Pacific Industries, Inc.

         Given under my hand and official seal this _____ day of January, 1997.



                                                     NOTARY PUBLIC


My Commission Expires:


Date





January ___, 1997                    Eagle Plastics, Inc.


                                         ___________________________________
                                                William H. Spell, CEO


STATE OF MINNESOTA         )
                           )ss:
COUNTY OF HENNEPIN         )


         Before me, a notary public for and within the county of Hennepin, State of Minnesota, this day of January 1997 personally appeared William H. Spell, to me known, and, who after being first duly sworn deposed and stated that he is the Chief Executive Officer of Eagle Plastics, Inc., and that he is duly authorized by Eagle Plastics, Inc., to execute and acknowledge the foregoing Consulting Agreement and Release and that said William H. Spell did acknowledge to me that he executed the same as his own free act and deed on behalf of Eagle Plastics, Inc.

         Given under my hand and official seal this _____ day of January, 1997.



                                                     NOTARY PUBLIC


My Commission Expires:


Date